EXHIBIT 99

FOR IMMEDIATE RELEASE

For:  MAF Bancorp, Inc.                    Contact:  Jerry Weberling, EVP and
      55th Street & Holmes Avenue                       Chief Financial Officer
      Clarendon Hills, IL 60514                      Michael Janssen, Senior
                                                        Vice President
      www.mafbancorp.com                            (630) 325-7300

         MAF BANCORP ANNOUNCES ADOPTION OF NEW STOCK REPURCHASE PROGRAM

Clarendon Hills, Illinois, September 17, 2001 -- MAF Bancorp, Inc. (NASDAQ:MAFB) announced today that it has adopted a new stock repurchase plan under which the Company is authorized to repurchase up to 500,000 shares of its common stock. The new shares may be repurchased in the open market or in privately negotiated transactions and represent approximately 2.2% of the Company's 22.5 million outstanding shares. The repurchased shares will be used in connection with the Company's employee benefit plans and for other general corporate purposes. The Company previously announced a stock repurchase program in January 2001 covering 612,000 shares and has repurchased a total of 607,100 shares under this program at an average cost of $26.86 per share. The remaining 4,900 shares from this program will be added to the new authorization of 500,000 shares.

MAF Bancorp is the parent company of Mid America Bank, a federally-chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.